EXHIBIT 21

Subsidiaries of ESS Technology, Inc.

•	ESS Technology Holdings, Inc. — California

•	ESS Technology International, Inc. — Cayman Islands

•	ESS British Columbia Holdings, Inc. (formerly known as Silicon Analog Systems Corporation) — British Columbia

•	ESS (Far East) Ltd. — Hong Kong

•	ESS Technology International (Korea) Ltd — Korea

•	ESS KK — Japan

•	ESS Electronics Technology (Shenzhen) Co., Ltd. — China

•	ESS Electronics Technology (Beijing) Co., Ltd. (inactive) — China

•	Pictos Technologies, Inc. — Delaware

•	Zing Network, Inc. — California

•	Zing Networks Ltd. (formerly known as Pix.com, Ltd.) — Israel

•	Pictos FN — California (merged into ESS Technology Holdings, Inc. on July 19, 2004)

•	Pix.com, Inc. — California (merged into ESS Technology Holdings, Inc. on July 19, 2004)

•	Taiwan Pictos Ltd — Taiwan

•	Pictos Technologies (Hong Kong) Ltd. — Hong Kong

•	Divio, Inc. — California

•	Divio Micro-electronics (Shanghai) Co. Ltd — China